EXHIBIT (a)(1)(A)

U.S. CONCRETE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR RESTRICTED SHARES OF COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., CENTRAL DAYLIGHT TIME, ON SEPTEMBER 22, 2003,

UNLESS THE OFFER IS EXTENDED

U.S. Concrete, Inc. is offering its eligible employees the opportunity to exchange certain outstanding stock options for restricted shares of our common stock, which we will refer to as “restricted stock.” As restricted stock, these shares will be subject to forfeiture and other restrictions until they vest under the terms of a new restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B. The offer relates only to “eligible options,” which are currently outstanding stock options with an exercise price of $8.00 or more per share that are held by “eligible” employees. To be an “eligible” employee, you must not have received a grant of options from us during the six-month period prior to the offer date and you must be an employee on the exchange date.

To tender properly your eligible options, you will need to complete, execute and deliver the letter of transmittal that is included with this Offer to Exchange. By doing so, you will be deemed to have accepted the terms of, and agreed to be bound by, the form of restricted stock award. You do not need to return your stock option agreements. We are making the offer on the terms and conditions of this Offer to Exchange and the related letter of transmittal, which together with any amendments or supplements, constitute the “offer.”

You are not required to participate in the exchange. However, if you choose to tender any of your eligible options, you must tender ALL of your eligible options. If you tender your eligible options, you will receive one share of restricted stock for every three shares underlying the eligible options you tender. We will exchange all eligible options that you properly tender and do not validly withdraw before the expiration date of the offer, and that we accept, for shares of restricted stock, subject to the terms and conditions of the offer.

Subject to the terms and conditions of the offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. We will issue the restricted stock under our 1999 Incentive Plan in exchange for tendered eligible options that we originally granted under our 1999 Incentive Plan or our 2001 Incentive Plan. Regardless of the current vesting schedule of your eligible options, the restricted stock will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

DATE	VESTED %	TOTAL VESTED %
September 22, 2004	33 1/3% of your restricted stock vests	33 1/3%
September 22, 2005	33 1/3% of your restricted stock vests	66 2/3%
September 22, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that already may have vested. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares.

Although the compensation committee of our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether or not to exchange your eligible options.

Our common stock is listed and traded on the Nasdaq National Market under the symbol “RMIX.” On August 19, 2003, the closing price of our common stock was $4.80 per share. We urge you to obtain current market quotations for our common stock before deciding whether to exchange your eligible options.

You should direct questions or requests for assistance or for additional copies of this Offer to Exchange or the letter of transmittal to the Stock Option Exchange Team, U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042, exchangeteam@us-concrete.com, or leave a message at 713-499-6210.

August 22, 2003

IMPORTANT INFORMATION

IF YOU CHOOSE TO ACCEPT THE OFFER, YOU MUST COMPLETE AND SIGN THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH ITS INSTRUCTIONS AND RETURN IT TO US AT THE ADDRESS OR FACSIMILE NUMBER ON THE LETTER OF TRANSMITTAL SO THAT WE RECEIVE IT BEFORE 5:00 P.M., CENTRAL DAYLIGHT TIME, ON SEPTEMBER 22, 2003, OR, IF THE OFFER IS EXTENDED, BEFORE THE EXTENDED EXPIRATION DATE. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS TO EFFECTIVELY ELECT TO EXCHANGE ELIGIBLE OPTIONS IN THE OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO EXCHANGE AUTOMATICALLY WILL BE RENDERED NULL AND VOID ON OUR ACCEPTANCE OF YOUR TENDERED ELIGIBLE OPTIONS IN THE OFFER.

We are not making the offer to, nor will we accept any election to exchange eligible options from or on behalf of, option holders in any jurisdiction in which the making of the offer or the acceptance of any tender of eligible options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the offer to option holders in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than those contained in this document or in the letter of transmittal. If anyone makes any recommendation or gives any information or representation other than those contained in this document or in the letter of transmittal, you must not rely on that recommendation, information or authorization as having been authorized by us.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY TERM SHEET

This summary answers some of the important questions you may have about the offer. We urge you to read carefully this entire Offer to Exchange and the related letter of transmittal to further understand the offer. We have included references parenthetically to the sections where you can find a more complete description of the topics in this summary. Except where the context otherwise indicates, the terms “U.S. Concrete,” “we,” “our” and “us” when used in this Offer to Exchange refer to U.S. Concrete, Inc. and its subsidiaries.

Q.1. Why are we making the offer?

We believe that many of our outstanding eligible options to purchase common stock are not achieving their intended purpose. On August 19, 2003, the Nasdaq National Market reported that the closing price of our common stock was $4.80 per share. By making this offer to exchange eligible options for restricted stock, we expect to provide better performance incentives to our employees and thus maximize stockholder value. (See Section 2 of this Offer to Exchange)

Q.2. What securities are we offering to exchange?

We are offering to exchange options with exercise prices of $8.00 or more per share held by eligible employees. We are offering to exchange all outstanding eligible options for restricted shares of our common stock under the terms of our 1999 Incentive Plan. (See Section 1 of this Offer to Exchange)

Q.3. What are eligible options?

Eligible options are those currently outstanding options to purchase shares of our common stock that have an exercise price of $8.00 or more per share and are held by current employees who have not received a grant of options from us during the six months prior to the offer date and who are employees on the exchange date.

Q.4. When is the exchange date?

The exchange date is deemed to be the same as the expiration date. The expiration date will be September 22, 2003, unless we extend the offer. (See Section 1 of this Offer to Exchange)

Q.5. Are unvested eligible options eligible for exchange?

Yes. All of your eligible options may be exchanged, whether vested or unvested. In fact, if you elect to exchange any options, you must exchange all your eligible options, regardless of whether they are vested or unvested.

Q.6. What options are excluded?

We decided to offer holders of options with an exercise price of $8.00 or more per share an opportunity to exchange them for shares of restricted stock. Options with an exercise price less than $8.00 per share are excluded from the offer.

Q.7. Who is eligible to participate in the offer?

Only individuals who are and remain employees on the date of the offer and on the exchange date and who have not received a grant of stock options in the six months prior to the offer date may participate in the offer. Any option holders who are not employees, including our nonemployee directors, or who received a grant of stock options during the six months prior to the offer date, are not eligible to participate in the offer. In addition, the following employees are not eligible to participate in the offer: Eugene P. Martineau, our Chief Executive Officer, and Michael W. Harlan, our Chief Operating Officer and Chief Financial Officer.

Q.8. How many shares of restricted stock will I receive in exchange for my eligible options?

If you tender your eligible options, you will receive one share of restricted stock for every three shares underlying the eligible options you tender. We call this the “exchange ratio.” For example, if you hold an eligible option to purchase 1,000 shares of common stock and your eligible option is tendered and accepted for exchange, you will receive 333 shares of restricted stock. (See Section 6 of this Offer to Exchange)

Q.9. How was the exchange ratio determined?

We set the 1-for-3 exchange ratio based on a weighted average value of all outstanding eligible options held by current employees, as determined using a Black-Scholes option pricing model, which is a mathematical formula widely used and accepted for valuing stock options. However, because there are several different exercise prices for the eligible options, in the case of any particular eligible option there may not be a direct correlation between the Black-Scholes value of the eligible option and the value of the restricted shares offered in exchange. (See Section 6 of this Offer to Exchange)

We urge you to obtain current market quotations for our common stock before deciding whether to exchange your eligible options. (See Section 7 of this Offer to Exchange)

Q.10. Do I have to tender all of my eligible options?

No. You are not required to participate in the exchange. However, if you do tender any of your eligible options, you must tender all your eligible options. Your outstanding eligible options are listed on Schedule A accompanying the letter of transmittal. (See Section 6 of this Offer to Exchange)

Q.11. What will happen to my options that are not eligible for the offer and my eligible options if I do not exchange them in the offer?

The options you hold that are not eligible for the offer will remain outstanding and subject to the same terms and conditions regardless of whether you exchange your eligible options. If you decide not to exchange your eligible options, those options will also remain outstanding and subject to the same terms and conditions.

Q.12. What is the difference between stock options and restricted stock?

Stock options give you the right to purchase shares of our common stock at an established “exercise price.” Unlike stock options, when you receive restricted stock you become a holder of record of actual shares of our common stock, without any need to exercise options or pay an exercise price. However, until the shares of restricted stock vest, they remain subject to forfeiture and transfer and other restrictions which will be set forth in your restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B.

Q.13. Do I have to pay cash for the restricted stock I receive in the offer?

No. You will not be required to pay cash for the shares of restricted stock you receive in the exchange. (See Section 13 of this Offer to Exchange)

Q.14. Will I receive any fractional shares of restricted stock?

No. Any fractional shares of restricted stock will be rounded to the closest whole number.

Q.15. When will I receive my shares of restricted stock?

We will exchange the shares of restricted stock for the tendered eligible options promptly following the expiration date. We will provide you with a conformed copy of your restricted stock award, in substantially the form of Schedule B to this Offer to Exchange, showing the number of shares of restricted stock you received in exchange for your tendered eligible options. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares. Our delivery to you of your conformed restricted stock award will be proof of our issuance to you of the shares of restricted stock that will be held in custody for you. (See Sections 8 and 13 of this Offer to Exchange)

Q.16. Will I need to countersign and return my restricted stock award?

No. By executing the letter of transmittal, you acknowledge that the letter of transmittal, together with your restricted stock award, will constitute a “restricted stock agreement” under our 1999 Incentive Plan. You do not need to countersign and return your new restricted stock award in connection with the offer. By completing and signing the letter of transmittal, you agree to all of the terms and conditions contained in the form of restricted stock award attached as Schedule B to this Offer to Exchange, as well as all other terms and conditions of the offer. Once you receive the conformed copy of your restricted stock award, you may retain it for your files.

Q.17. When does the restricted stock vest?

Regardless of the current vesting schedule of your eligible options, the restricted stock in the offer will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

DATE	VESTED %	TOTAL VESTED %
September 22, 2004	33 1/3% of your restricted stock vests	33 1/3%
September 22, 2005	33 1/3% of your restricted stock vests	66 2/3%
September 22, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that may already have vested. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares. Your shares of restricted stock may vest early if your continuous service as a U.S. Concrete employee is terminated due to your death. (See Section 8 of this Offer to Exchange)

Q.18. When will I forfeit the restricted stock I receive in this tender offer?

Subject to any contrary provision in any employment agreement with us or any of our subsidiaries, you will forfeit the restricted stock if your continuous service as a U.S. Concrete employee is interrupted or terminated before the date the restricted stock vests. However, if your continuous service as a U.S. Concrete employee is terminated due to your death, all of your shares of restricted stock received pursuant to the offer will vest as of that date. (See Section 8 of this Offer to Exchange)

Q.19. What are the other restrictions on the restricted stock?

Your restricted stock award, a form of which is attached as Schedule B to this Offer to Exchange, sets forth the restrictions on the restricted stock you will receive in the offer. Generally, you may not sell, transfer, assign, pledge, or otherwise encumber or dispose of your shares of restricted stock until they vest. If and when your shares of restricted stock vest, they will be released to you (subject to satisfaction of any applicable tax withholding obligations) as unrestricted shares that are free and clear of those restrictions. (See Section 8 of this Offer to Exchange)

Q.20. Am I entitled to exercise any ownership rights of the restricted stock?

Yes. As of the exchange date, you will have voting, dividend and other stockholder rights with respect to all the shares of restricted stock you receive in the offer. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. (See Section 8 of this Offer to Exchange)

Q.21. Will the restricted stock ever expire?

No. Shares of restricted stock do not need to be “exercised” after they vest. Accordingly, unlike stock options, restricted stock does not expire. Vesting simply means that the forfeiture, transfer and other restrictions will be removed and you will own the shares without any restrictions on your ownership rights. On the vesting of the restricted stock, you will be free to transfer or sell the shares as you desire, subject to applicable securities laws and payment of any applicable withholding taxes.

Q.22. What happens if I tender my options but my employment is terminated before the expiration date?

If your employment is terminated for any reason after you tender eligible options pursuant to the offer but before the expiration date, your participation in the offer will be canceled automatically, and you will not receive any restricted stock. In this case, your eligible options will be treated as if they had not been tendered and will remain outstanding on their existing terms and conditions, subject to the applicable termination provisions contained in the existing stock option award agreements between you and us.

Q.23. What is the source of the restricted stock that will be used in the offer?

The restricted stock will be issued under our 1999 Incentive Plan and will be drawn from the pool of common stock currently authorized for issuance under that plan. All eligible options tendered and accepted for exchange will be canceled, thereby permitting the issuance of the restricted stock and, in some cases, providing additional stock for future awards under the plan under which the options were issued. (See Sections 8 and 11 of this Offer to Exchange)

Q.24. When does the offer expire? Can the offer be extended, and if so, how will I be notified?

The offer expires September 22, 2003, at 5:00 P.M., Central Daylight Time, unless we extend it. We may extend the offer at any time but we cannot assure you that the offer will be extended or, if extended, for how long. If we extend the offer, we will make an announcement of the extension no later than 8:00 A.M., Central Daylight Time, on the next business day following the previous expiration date. (See Sections 1 and 14 of this Offer to Exchange)

Q.25. Are there conditions to the offer?

There are no specific conditions to the offer, nor is the offer conditioned on any total number of eligible options being tendered. On the expiration of the offer, we will decide either to accept all the properly tendered eligible options or to reject them all. (See Section 5 of this Offer to Exchange)

The offer expires on September 22, 2003, unless we extend it. Any eligible options offered for tender on or before that date that have not been withdrawn and that we accept will be exchanged for restricted stock. We may terminate the offer for any reason and at any time before its expiration. If we decide to terminate the offer, we will notify you. (See Sections 1 and 14 of this Offer to Exchange)

Q.26. Can U.S. Concrete terminate the offer?

Yes. We may terminate the offer for any reason and at any time before it expires. If we decide to terminate the offer, we will notify you. (See Sections 6 and 14 of this Offer to Exchange)

Q.27. How do I tender my eligible options?

If you decide to tender your eligible options, you must deliver to us and we must receive, before 5:00 P.M., Central Daylight Time, on the expiration date a properly completed and executed letter of transmittal at the address or facsimile number the letter of transmittal sets forth. (See Section 3 of this Offer to Exchange)

Q.28. When can I withdraw previously tendered eligible options?

You may withdraw your tendered eligible options at any time before 5:00 P.M., Central Daylight Time, on September 22, 2003, unless we extend the offer. If we extend the offer beyond that time, you may withdraw your tendered eligible options at any time until the expiration of the offer. From the expiration date through 12:00 midnight, Central Daylight Time, October 21, 2003, you may not withdraw your tendered eligible options. If we have not accepted your tendered eligible options for exchange before 12:00 midnight, Central Daylight Time, on October 21, 2003, then you may withdraw your tendered eligible options thereafter until such time, if any, as we accept all tendered and not properly withdrawn eligible options. To withdraw tendered eligible options, you must deliver to us a written notice of withdrawal, or facsimile thereof with the required information, as set forth in Section 4 of this Offer to Exchange, while you still have the right to withdraw the tendered eligible options. Once you have withdrawn tendered eligible options, you may retender eligible options only by following again the delivery procedures described in Q.27. (See Section 4 of this Offer to Exchange)

Q.29. How will I be taxed if I exchange my eligible options?

If you are a U.S. employee, there are no immediate tax consequences from receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Internal Revenue Code. When the restricted stock vests, you will be required to recognize ordinary taxable income in an amount equal to the fair market value of the restricted stock on the vesting date, based on the closing price of our common stock on that date. Before you receive a stock certificate for vested shares, you must satisfy all applicable income tax withholding obligations. If we have not received, by 5:00 P.M., Central Daylight Time, on the vesting date, cash or a certified check in the amount necessary to satisfy any applicable tax withholding obligation, we will withhold a number of shares of stock equal in value to your withholding obligation and we will pay this amount to the IRS on your behalf. We generally will be allowed a business expense deduction for the amount of any taxable income you recognize from the vesting of your restricted stock when you recognize the income. (See Section 13 of this Offer to Exchange)

We urge you to consult with your own tax advisor to determine the tax consequences of participating in the offer. (See Section 13 of this Offer to Exchange)

If you live outside the United States, you may be subject to the tax laws of another jurisdiction, and you should consult with your own tax advisor to determine the tax consequences of participating in the offer. (See Section 13 of this Offer to Exchange)

Q.30. How are my stock options taxed differently than restricted stock?

Like restricted stock, assuming you do not make a Section 83(b) election (see Section 13 of this Offer to Exchange), your stock options have no immediate tax consequences on receipt. However, unlike the vesting of restricted stock, the vesting of your stock options has no tax consequences. Instead, the exercise of your stock options is a taxable event.

Q.31. Whom should I contact if I have questions about the offer?

For additional information or assistance, you may contact:

The Stock Option Exchange Team

U.S. Concrete, Inc.

2925 Briarpark, Suite 500

Houston, Texas 77042

Telephone: 713-499-6210

Email: exchangeteam@us-concrete.com

You should consult your personal advisors if you have questions about your own financial or tax situation.

Q.32. Where can I find more information about U.S. Concrete?

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

FORWARD-LOOKING STATEMENTS

This Offer to Exchange and information that is incorporated by reference into this Offer to Exchange may contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements may not qualify for the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in our forward-looking statements.

For a detailed discussion of cautionary statements and factors that could cause actual results to differ from the company’s forward-looking statements, please refer to our filings with the SEC, especially in the “Cautionary Statement Concerning Forward-Looking Statements” following Items 1 and 2 of Part I of our Form 10-K for the fiscal year ended December 31, 2002 and in subsequent filings we make with the SEC.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE; VESTING SCHEDULE.

On the terms of the offer, we are offering to exchange all outstanding eligible options to acquire shares of our common stock that have an exercise price of $8.00 or more per share for restricted shares of our common stock (which we refer to as “restricted stock”) and are held by our eligible employees as of the expiration date. As of August 19, 2003, there were 927,338 eligible options issued and outstanding. To be eligible to participate in the offer, you must not have received a grant of options from us during the six-month period prior to the offer date. There are no specific conditions to the offer and you are not required to participate in the exchange. However, if you decide to tender any of your eligible options for exchange, you must tender all your eligible options. (See Section 6 of this Offer to Exchange)

The term “expiration date” means 5:00 P.M., Central Daylight Time, on September 22, 2003, unless and until we, in our sole discretion, extend the offer, in which event the term “expiration date” shall mean the latest time and date at which the offer will expire. See Section 14 of this Offer to Exchange for a description of our right to extend, delay, terminate or amend the offer.

If your eligible options are properly tendered before the expiration date (and not validly withdrawn in accordance with Section 4 of this Offer to Exchange) and accepted for exchange by us, you will be entitled to receive a number of shares of restricted stock based on the “exchange ratio.” See Section 6 of this Offer to Exchange for a description of the “exchange ratio.” The restricted stock will be subject to a vesting schedule. Regardless of the current vesting schedule of your eligible options, the restricted stock will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award, a form of which is attached as Schedule B to this Offer to Exchange:

DATE	VESTED %	TOTAL VESTED %
September 22, 2004	33 1/3% of your restricted stock vests	33 1/3%
September 22, 2005	33 1/3% of your restricted stock vests	66 2/3%
September 22, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that may already have vested. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations on the shares. (See Section 8 of this Offer to Exchange)

If we increase or decrease the exchange ratio or we change the number of eligible options by more than 2% of the outstanding eligible options within ten business days of the expiration date, then we will publish an announcement extending our offer until at least ten business days from that publication. (See Section 14 of this Offer to Exchange)

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Central Daylight Time.

2.	PURPOSE OF THE OFFER.

We believe that many of our outstanding eligible options are not achieving their intended purpose, as many of these options have exercise prices that are significantly higher than the current market price of our common stock. We are offering to exchange eligible options to purchase common stock with exercise prices of $8.00 or more per share. On August 19, 2003, the Nasdaq National Market reported that the closing price of our common stock was $4.80 per share. By making this offer to exchange eligible options for restricted stock, we expect to:

•	align employee interests with the interests of our stockholders; and

•	motivate employees to increase stockholder value.

Although the compensation committee of our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should exchange your eligible options, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all information we have referred to in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to exchange your eligible options.

3.	PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Eligible Options. To accept the offer, you must complete properly and sign the letter of transmittal and deliver it to us at our address or facsimile number the front cover of the letter of transmittal sets forth so that we receive it prior to the expiration date. No exceptions will be made to this deadline. Your election will be effective only if we RECEIVE your letter of transmittal by that time.

You do not need to return your stock option agreements relating to your eligible options to effectively elect to exchange your eligible options. Your stock option agreements relating to the eligible options you elected to exchange will be terminated automatically and rendered null and void on our acceptance of your properly tendered eligible options.

By tendering your eligible options (by returning to us your completed and executed letter of transmittal), you are:

•	accepting, and agreeing to be bound by, the terms and conditions of the restricted stock, as set forth in the form of restricted stock award attached as Schedule B to this Offer to Exchange;

•	acknowledging that your outstanding stock option agreements relating to the eligible options you elected to exchange have been terminated and automatically rendered null and void, and irrevocably releasing all your rights thereunder; and

•	authorizing us to withhold the number of whole shares of restricted stock having an aggregate fair market value, on each vesting date on which the tax is to be determined, equal to the amount of any applicable tax withholding obligations that have not otherwise been paid as set forth in this Offer to Exchange.

The number of vested shares of restricted stock we will withhold to satisfy your applicable tax withholding obligations will be based on the closing price of our common stock, as reported on the Nasdaq National Market or any securities exchange on which our common stock is then listed, on the last business day prior to a vesting date.

Your signature on, and return of, the completed the letter of transmittal will be evidence of your agreement to these terms, effective on your valid tender and our acceptance of your eligible options.

The method of delivery of the completed and executed letter of transmittal is at your election and risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your mailing. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options, and our determination will be final and binding on all parties. We may reject any or all tenders of eligible options that we determine are not in appropriate form or that are unlawful to accept. We also may waive any defect or irregularity in any tender with respect to any particular eligible options or any particular option holder. No eligible options are properly tendered until all defects or irregularities have been cured by you or waived by us. Neither we nor any other person will be obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failure to give any such notice.

Our Acceptance Constitutes an Agreement. If you tender your eligible options (by returning your completed and executed letter of transmittal according to the procedures described above), you will have accepted the terms and conditions of the offer, subject to your ability to withdraw your tender pursuant to the withdrawal procedures described below prior to the expiration date. Our acceptance of your eligible options that are tendered for exchange will form a binding agreement between you and us on the terms and subject to the conditions of the offer on the date of our acceptance of your validly tendered and not withdrawn eligible options. In addition, our acceptance of eligible options that you tender will bind you to the terms and conditions of the restricted stock award governing the terms of your restricted stock and will automatically terminate your outstanding stock option agreements with respect to your eligible options and render them null and void. A form of the restricted stock award is attached to this Offer to Exchange as Schedule B.

Effect on Existing Options. If you do not tender your eligible options, all of your existing options and the stock option agreements evidencing your options will continue in effect on their existing terms and conditions. If you tender your eligible options, on our acceptance of options tendered in the offer, the stock option agreements evidencing those options will be terminated automatically and rendered null and void and those options will be canceled.

4.	WITHDRAWAL RIGHTS.

You may withdraw your tendered eligible options only by following the procedures in this Section 4.

You may withdraw your tendered eligible options at any time before 5:00 P.M., Central Daylight Time, on September 22, 2003, unless we extend the offer. If we extend the offer beyond that time, you may withdraw your tendered eligible options at any time until the expiration of the offer. From the expiration date through 12:00 midnight, Central Daylight Time, October 21, 2003, you may not withdraw your tendered eligible options. If we have not accepted your tendered eligible options before 12:00 midnight, Central Daylight Time, on October 21, 2003, then you may withdraw your tendered eligible options thereafter until such time, if any, as we accept all tendered and not properly withdrawn eligible options. To withdraw tendered eligible options you must deliver to us a written notice of withdrawal at the address or facsimile number appearing on the front cover of the letter of transmittal, with the information required below. You may not rescind your withdrawal, and we will consider any eligible options withdrawn not to be properly tendered unless you retender your eligible options prior to the expiration date by following the procedures described in Section 3 of this Offer to Exchange.

The notice of withdrawal must specify your name, the grant date(s), exercise price(s) and the number of eligible options subject to the notice of withdrawal. You may not withdraw only a portion of your eligible options. If we receive a notice of withdrawal that attempts to withdraw less than all of your eligible options, we may, in our sole discretion, accept that as a notice of withdrawal with respect to all eligible options or as an invalid notice of withdrawal.

Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal; any such determination will be final and binding.

5.	CONDITIONS OF THE OFFER.

When the offer expires, we will decide promptly whether to accept all the properly tendered eligible options or to reject them all. If we decide to reject them all, we will communicate our rejection to you promptly after we make this decision. If we accept all the properly tendered eligible options, they will be exchanged and canceled as described in this Offer to Exchange. If we reject them all, you will keep all of your current eligible options and you will not receive any restricted stock pursuant to the offer. This condition to the offer is for our benefit, and the decision to accept or reject all properly tendered eligible options is in our sole discretion.

6.	ACCEPTANCE OF OPTIONS FOR EXCHANGE.

On the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, if we elect to accept any eligible options, we will accept for exchange and cancel all eligible options properly tendered and not validly withdrawn prior to the expiration date. Our acceptance will be effective as of the expiration date. Although you will become a holder of record of actual shares of common stock when we issue the restricted stock in your name, it will take approximately four to six weeks after the expiration date to process the exchange and deliver to you a conformed copy of your new restricted stock award.

If your eligible options are properly tendered and accepted for exchange, you will receive one share of restricted stock for every three shares underlying the eligible options you tendered. All fractional shares will be rounded to the closest whole number. For example, if you hold an eligible option to purchase 1,000 shares of common stock and your eligible option is tendered and accepted for exchange, you will receive 333 shares of restricted stock. The terms of the restricted stock will be reflected in your restricted stock award, a form of which is attached to this Offer to Exchange as Schedule B. Your shares of restricted stock will be held in custody for you until they have vested and you have satisfied any applicable tax withholding obligations with respect to the shares. Our delivery to you of the conformed copy of your restricted stock award will be proof of our issuance to you of shares of restricted stock. When the restricted shares vest, we will deliver the vested shares to you after you have satisfied any applicable tax withholding obligations.

If you exchange any of your eligible options, you must exchange all your eligible options. However, you are not required to participate in the exchange.

We set the 1-for-3 exchange ratio based on an average value of all outstanding eligible options held by current employees, as determined using the Black-Scholes option pricing model, which is a mathematical formula widely used and accepted for valuing stock options. However, because there are several different exercise prices for the eligible options, in the case of any particular eligible option there may not be a direct correlation between the Black-Scholes value of the eligible option and the value of the restricted shares offered in exchange.

If we accept your eligible options that are tendered and not properly withdrawn, we will give oral or written notice to you of our acceptance, which may be by press release. Our acceptance will be effective as of the expiration date.

7.	PRICE RANGE OF OUR COMMON STOCK.

Our common stock is listed and traded on the Nasdaq National Market under the symbol “RMIX.” The following table sets forth, for the quarters indicated, the high and low trading prices per share of our common stock.

	HIGH	LOW
2003 QUARTER ENDED
June 30, 2003	$4.55	$3.26
March 31, 2003	5.78	4.10

2002 QUARTER ENDED
December 31, 2002	5.80	4.20
September 30, 2002	6.72	4.39
June 30, 2002	7.08	5.49
March 31, 2002	7.29	6.15

2001 QUARTER ENDED
December 31, 2001	7.45	5.73
September 30, 2001	8.51	6.65
June 30, 2001	9.25	7.17
March 31, 2001	9.12	6.12

For the third quarter of 2003, through August 19, the high and low trading prices of our common stock were $4.80 and $3.75, respectively. As of August 19, 2003, the closing price of our common stock was $4.80 per share.

You are urged to obtain current market quotations for our common stock.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK AWARDS.

Consideration. Assuming we exchange restricted stock for all 927,338 eligible options that are subject to the offer, the aggregate amount of restricted stock we will issue to option holders will be 309,113 shares, which would, assuming 100% vesting, represent approximately 1.09% of the 28,274,426 total issued and outstanding shares of our common stock as of August 19, 2003.

Terms of Restricted Stock. The restricted stock offered in the offer will be issued pursuant to our 1999 Incentive Plan and will be subject to all of the terms and conditions of that plan. Our statements concerning our 1999 Incentive Plan and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of the plan and the restricted stock award. The form of restricted stock award is attached as Schedule B to this Offer to Exchange. Please contact us at the address and telephone number on the front cover of the letter of transmittal to receive a copy of our 1999 Incentive Plan. We will furnish copies promptly at our expense.

The shares of restricted stock you receive in exchange for tendered eligible options will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution.

Regardless of the current vesting schedule of your eligible options, the restricted stock will vest over three years in three equal annual installments, as follows, assuming you continue to meet the requirements for vesting specified in the restricted stock award:

DATE	VESTED %	TOTAL VESTED %
September 22, 2004	33 1/3% of your restricted stock vests	33 1/3%
September 22, 2005	33 1/3% of your restricted stock vests	66 2/3%
September 22, 2006	33 1/3% of your restricted stock vests	100%

As a result, you will receive restricted stock with a new vesting schedule in exchange for eligible options that already may have vested.

Prior to vesting and subject to any contrary provision in any employment agreement with us or any of our subsidiaries, you will automatically forfeit the unvested restricted stock if your continuous service as a U.S. Concrete employee is interrupted or terminated for any reason other than your death. In the event your continuous service as a U.S. Concrete employee is terminated due to your death, all unvested shares of restricted stock will vest as of the date of your death.

Our delivery to you of a conformed copy of your restricted stock award, in substantially the form of Schedule B to this Offer to Exchange, will serve as proof of our issuance to you of the shares of restricted stock. Our transfer agent will hold your shares of restricted stock in custody for you in a book entry account until they have vested and you have satisfied any applicable tax withholding obligations with respect to the shares. If you are a U.S. Concrete employee when the restricted shares vest, if we have not received, before 5:00 P.M., Central Daylight Time, on the vesting date, cash or a certified check in an amount necessary to satisfy any applicable tax withholding obligations, we will withhold a number of shares necessary to satisfy those obligations. In that case, we will pay an equivalent amount to the IRS on your behalf and will issue to you the remaining number of vested shares. If, however, you have filed a Section 83(b) election and have previously paid your applicable tax withholding obligations, we will release all your vested shares to you on vesting. See Section 13 of this Offer to Exchange for additional information on the tax consequences of exchanging your eligible options.

You will have voting, dividend and other stockholder rights with respect to all shares of restricted stock you receive in the offer as of the exchange date. In addition, we will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders.

Registration of Shares of Restricted Stock. All shares of restricted stock issuable in connection with the offer have been or will be registered under the Securities Act of 1933 (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC. Certain of our officers may be deemed to be “affiliates” under the Securities Act and, as such, are subject to restrictions on the public resale of the shares they acquire pursuant to the offer. Unless you are considered an “affiliate” of U.S. Concrete, on vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws. Generally, an “affiliate” of U.S. Concrete is any person that directly or indirectly controls, or is controlled by, or is under common control with U.S. Concrete.

9.	CERTAIN INFORMATION ABOUT US.

General. U.S. Concrete provides ready-mixed concrete and related products and services to the construction industry in several major markets in the United States. We currently have 89 fixed and seven portable ready-mixed concrete plants, eight pre-cast concrete plants, three concrete block plants and one aggregates quarry. During 2002, these facilities produced approximately 5.4 million cubic yards of ready-mixed concrete, 7.1 million eight-inch equivalent block units and 1.2 million tons of aggregates.

We completed our initial public offering in May 1999. At the same time, we acquired six ready-mixed concrete and related businesses and began operating 26 fixed concrete plants in three major markets in the United States. Since our initial public offering and through August 19, 2003, we have acquired an additional 23 ready-mixed concrete and related businesses, and are operating an additional 63 fixed concrete plants, in seven additional major markets in the United States.

We maintain our executive offices at 2925 Briarpark, Suite 500, Houston, Texas 77042. Our telephone number is (713) 499-6200. We also maintain a web site at www.us-concrete.com.

Certain Financial Information. Set forth below is our selected summary historical consolidated financial information. The historical financial information has been derived from our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly reports on Form 10-Q for the quarters ended June 30, 2002 and 2003. The information presented below should be read in conjunction with our consolidated financial statements and the notes to those financial statements. Please see Section 16 of this Offer to Exchange for information about how to obtain copies of our SEC filings.

U.S. Concrete, Inc. and Subsidiaries

Summary Financial Information

(in thousands, except per share amounts and ratios)

	Year Ended December 31			Six Months Ended June 30
	2002	2001		2003	2002
				(unaudited)
Statement of Operations Information:
Sales	$503,314		$493,591	$209,677		$245,087
Gross Profit	98,938		96,822	33,698		47,597
Income from operations	12,510		35,937	7,030		18,697
Income (loss) before cumulative effect of accounting change (1)	(4,038)		9,545	(493)		6,016
Net income (loss)	(28,366)		9,545	(493)		(18,312)

Earnings Per Share Information:
Basic and diluted income (loss) per share before cumulative effect of accounting change (2)	$(0.15)		$0.39	$(0.02)		$0.22
Cumulative effect of accounting change change	(0.91)		—	—		(0.91)

Basic and diluted income (loss) per share share	$(1.06)		$0.39	$(0.02)		$(0.69)

Number of shares used in calculating per share amounts:
Basic	26,825		24,551	27,832		26,750
Diluted	26,825		24,621	27,832		26,772

Ratio of Earnings to Fixed Charges (3) (unaudited)	n/a		1.7	n/a		1.9

Fixed Charges in Excess of Earnings (3) (unaudited)	$3,430	$	n/a	$845	$	n/a

Statement of Cash Flow Information:
Net cash provided by operating activities activities	$34,933		$44,874	$7,436		$10,973
Net cash used in investing activities	$36,489		$58,387	$10,235		$23,298
Net cash provided by (used in) financing activities	$(886)		$19,929	$6,399		$11,886

Balance Sheet Information (at end of period):
Current assets	$98,856		$105,247	$110,293		$117,481
Non-current assets	279,506		325,589	289,653		303,895
Current liabilities	51,798		58,306	132,262		62,543
Non-current liabilities	164,719		184,215	101,366		187,561
Total stockholders’ equity	161,845		188,315	166,318		171,272
Working capital	$47,058		$46,941	$(21,969)		$54,938

(1)	Assuming we issue 309,113 shares of restricted common stock in connection with this offer, our loss before cumulative effect of accounting change on a pro forma basis for the year ended December 31, 2002 would have been approximately $4.6 million and our loss before cumulative effect of accounting change on a pro forma basis for the six months ended June 30, 2003 would have been approximately $0.8 million.

(2)	Assuming we issue 309,113 shares of restricted common stock in connection with this offer, our basic and diluted loss per share before cumulative effect of accounting change on a pro forma basis for the year ended December 31, 2002 would have been $0.17 and our basic and diluted loss per share before cumulative effect of accounting change on a pro forma basis for the six months ended June 30, 2003 would have been $0.03.
(3)	For purposes of computing the ratios of earnings to fixed charges: (a) “earnings” consist of income (loss) before income taxes and cumulative effect of accounting change plus fixed charges (excluding capitalized interest) and (b) “fixed charges” consist of interest expensed and capitalized, amortization of debt issue costs relating to indebtedness and the portion of rental expense representative of a reasonable approximation of the interest factor attributable to leases for rental property.

As of June 30, 2003, our book value per share was $5.88, based on our total stockholders’ equity of approximately $166,318,000 and 28,274,426 total shares of our common stock issued and outstanding. Assuming we issue 309,113 shares of common stock in connection with this offer, our book value per share on a pro forma basis would have been $5.82 as of June 30, 2003.

Although we consistently evaluate strategic opportunities that may arise, including additional capital infusions and the purchase or sale of businesses or assets, except as otherwise disclosed in this Offer to Exchange, in press releases or in documents we have filed with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary corporate transaction involving us, such as a significant merger, reorganization or liquidation;

(b) a sale or transfer of a material amount of our or our subsidiaries’ assets;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from the Nasdaq National Market;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE ELIGIBLE OPTIONS.

Schedule A attached to this Offer to Exchange sets forth a list of our directors and executive officers and, for each such person, the aggregate number of his or her eligible options. We have not yet received any formal indication of whether, or to what extent, any such eligible person intends to participate. As of August 19, 2003, our directors and executive officers as a group (13 persons) beneficially own an aggregate of options to acquire 1,610,655 shares of our common stock, representing approximately 39.96% of the total number of options issued and outstanding on that date.

A list of our directors and executive officers and the number of shares of our common stock beneficially owned by each of them is included in Schedule C to this Offer to Exchange.

Based on our records and on information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in stock options or our common stock during the 60 days prior to August 19, 2003, except as described in this Offer to Exchange.

Except for outstanding options to acquire our common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers), consultants, advisors and nonemployee directors pursuant to our 1999 Incentive Plan, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint venture arrangements, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). We anticipate some of our executive officers will continue to make common stock purchases under our 2000 Employee Stock Purchase Plan in the ordinary course pursuant to the terms of the plan.

11.	STATUS OF ELIGIBLE OPTIONS WE ACQUIRE IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible options exchanged pursuant to the offer will be canceled and returned to the pool of shares of common stock available for issuance pursuant to our 1999 Incentive Plan or 2001 Employee Incentive Plan, as appropriate, and will be available for future awards under the applicable plan without further stockholder action (except as required by applicable law or the rules of the Nasdaq National Market or any securities exchange on which our common stock is then listed). For the shares of restricted stock issued in the offer, we will record additional noncash compensation expense ratably over the restricted stock’s three-year vesting period based on our common stock’s market value on the exchange date. All shares of restricted stock will be considered issued and outstanding on the date of issuance regardless of when the shares vest. Neither the shares of restricted stock issued in the exchange nor the tendered options will be treated for financial reporting purposes as variable awards. However, all eligible options not tendered for exchange will be treated as variable awards. Variable awards will require us to record noncash compensation expense on a mark-to-market basis to the extent the market price exceeds the exercise price of the eligible options not tendered. We cannot predict the impact the variable awards will have on noncash compensation expense.

12.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business or that might adversely affect our acquisition of eligible options and issuance of restricted stock as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of eligible options or restricted stock as contemplated in this Offer to Exchange. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. We are unable to predict whether we may need to delay the acceptance for exchange of the eligible options tendered pursuant to the offer pending the outcome of any such matter.

13.	CERTAIN INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of tendered eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under Section 83(b) of the Code. Upon vesting in the restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of such restricted stock, based on the closing price of our common stock on the vesting date. For employees, this means that ordinary income will be reflected on your year-end Form W-2 and we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when you exercise a nonqualified stock option or when we pay you your salary or a bonus. Before you receive a stock certificate for vested shares, all applicable income tax withholding obligations with respect to a vesting event must be satisfied. If we have not received, by 5:00 P.M., Central Daylight Time, on the vesting date, cash or a certified check in the amount necessary to satisfy this withholding obligation, we will withhold a number of shares of stock necessary to satisfy your withholding obligation, based on the fair market value of the shares, and we will pay an equivalent amount to the IRS on your behalf. Your tax basis in your shares will equal the amount you include in income in connection with the vesting of the shares. The number of vested shares of restricted stock we will withhold to satisfy your applicable tax withholding obligations will be based on the closing price of our common stock, as reported on the Nasdaq National Market or any securities exchange on which our common stock is then listed, on the last business day prior to a vesting date. On a subsequent sale of the shares, you will recognize capital gain or loss based on the difference between the sales proceeds you receive for the shares and your tax basis in the shares. Your holding period for determining whether such capital gain or loss is long-term or short-term will begin on the date your shares vest.

If you make a Section 83(b) election, you must make and file that election with the Internal Revenue Service within 30 days of the exchange date. Also, if you make a Section 83(b) election, you must provide us with a copy of your election. If you make a Section 83(b) election with respect to your restricted stock, you will be required to recognize taxable income at the time of the exchange in an amount equal to the fair market value of the restricted stock on that date and to remit a certified check or money order to us to satisfy the tax withholding obligation with respect to the Section 83(b) election. If we receive a copy of an employee’s Section 83(b) election without a certified check or money order for the required withholding taxes, we will demand payment; if we do not receive prompt payment, we will withhold the required taxes from compensation you are owed by U.S. Concrete or the subsidiary that employs you. Your tax basis in your shares will equal the amount you include in income in connection with the Section 83(b) election. Upon a subsequent sale of the shares, you will recognize capital gain or loss based on the difference between the sales proceeds you receive for the shares and your tax basis in the shares. Your holding period for determining whether that capital gain or loss is long-term or short-term will begin on the date of the exchange. If the shares appreciate between the date of the exchange and the date the shares vest, a Section 83(b) election may allow you to realize this appreciation as a capital gain when you later sell the shares. However, a Section 83(b) election also carries with it certain risks that you must consider. Because a Section 83(b) election accelerates the income recognition event, you will experience an economic detriment if the shares do not appreciate during the time that the shares are unvested. Moreover, if the shares depreciate in value, a subsequent disposition of the shares may produce a capital loss, while the income recognized was ordinary in character. Finally, if you forfeit the shares before they vest, you may not claim a deduction for the income you recognized pursuant to the Section 83(b) election. Because of the risks associated with a Section 83(b) election, you should consult with your tax advisor to determine whether a Section 83(b) election is appropriate in connection with the exchange.

Generally, we will be allowed a business expense deduction for the amount of any taxable income that you recognize from vesting or from a Section 83(b) election at the time the income is recognized by you. Section 162(m) of the Code, however, may limit the deduction that can be claimed by us in certain circumstances.

14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

Subject to compliance with applicable law, we may, in our sole discretion, amend the offer in any respect (including, without limitation, by decreasing or increasing the exchange ratio or by decreasing or increasing the number of eligible options being sought in the offer) by public announcement of the amendment.

We may, in our sole discretion, at any time and from time to time, extend the expiration date of the offer and delay accepting any eligible options for exchange by giving you oral or written notice of the extension and making a public announcement of the extension no later than 8:00 A.M., Central Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly in a manner reasonably designed to inform you of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

We also may terminate the offer and not accept any eligible options previously tendered for exchange or, subject to applicable law, postpone the exchange of eligible options by giving you oral or written notice of the termination or postponement and making a public announcement thereof. Our right to delay the exchange of eligible options that we have accepted is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must make the exchange or return the tendered eligible options promptly after termination or withdrawal of the offer.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If

•	we increase or decrease the exchange ratio or we increase by more than 2% the outstanding options being sought or decrease the number of options being sought in the offer and

•	the offer is scheduled to expire before the tenth business day from and including the date that notice of such increase or decrease is first given in the manner specified in this Section 14,

then we will extend the offer by ten business days.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to the offer. You will be responsible for paying any broker’s commission and any other costs of sale in the event you sell any of your shares once they have vested.

16.	ADDITIONAL INFORMATION.

We are subject to the informational filing requirements of the Exchange Act and, therefore, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and executive officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC.

These reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

We urge you to review the following materials, which we have filed with the SEC, prior to making a decision on whether to tender your eligible options (the SEC file number for these filings is 000-26025):

(a) our annual report on Form 10-K for the year ended December 31, 2002;

(b) our definitive proxy statement for our 2003 annual meeting of stockholders, filed with the SEC on August 1, 2003;

(c) our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

(d) our current report on Form 8-K filed with the SEC on May 1, 2003; and

(e) our quarterly report on Form 10-Q for the quarter ended June 30, 2003.

17.	MISCELLANEOUS.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after good faith effort, we cannot comply with such law, we will not make the offer to (nor will we accept tenders from or on behalf of) the holders of options residing in that jurisdiction.

Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. You may examine and copy the Schedule TO, including the exhibits and any amendments thereto, at the same places and in the same manner as we set forth in Section 16 of this Offer to Exchange with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL, YOU MUST NOT RELY ON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY US.

U.S. CONCRETE, INC.

August 22, 2003

SCHEDULE A

to the Offer to Exchange

The directors and executive officers of U.S. Concrete, their position and offices as of August 19, 2003 and their eligible options are set forth in the following table:

NAME	POSITION AND OFFICES HELD	ELIGIBLE OPTIONS
Thomas J. Albanese	Executive Vice President of Sales of Bay Area Region	25,000
William T. Albanese	President of Bay Area Region	25,000
John R. Colson*	Director	None
Vincent D. Foster*	Chairman of the Board of Directors	None
Michael W. Harlan*	Executive Vice President, Chief Operating Officer and Chief Financial Officer	None
Eugene P. Martineau*	Director, President and Chief Executive Officer	None
Michael D. Mitschele	President of Atlantic Region	None
T. William Porter*	Director	None
Mary P. Ricciardello*	Director	None
Murray S. Simpson*	Director	None
Robert S. Walker*	Director	None
Donald C. Wayne	Vice President, General Counsel and Secretary	68,000
Richard A. Williams	Vice President, Marketing and Sales	30,000

*	Not eligible to participate in the exchange.

The address of each director and executive officer is: U.S. Concrete, Inc., 2925 Briarpark, Suite 500, Houston, Texas 77042.

A-1

SCHEDULE B

to the Offer to Exchange

REPRESENTATIVE SAMPLE

U.S. CONCRETE, INC. 1999 INCENTIVE PLAN

RESTRICTED STOCK AWARD

Grantee:
Address:
Number of Awarded Shares:
Number of Shares Subject to Tendered Options:
Grant Date:	September 22, 2003
Vesting of the Awarded Shares:	Date	No. Shares	Vested %
	September 22, 2004		33 1/3%
	September 22, 2005		33 1/3%
	September 22, 2006		33 1/3%

Total			100%

U.S. Concrete, Inc., a Delaware corporation (the “Company”), hereby grants to the individual whose name appears above (“Grantee”), pursuant to the provisions of the U.S. Concrete, Inc. 1999 Incentive Plan (the “Plan”), a restricted stock award (this “Award”) of shares (the “Awarded Shares”) of its common stock, par value $0.001 per share (“Common Stock”), effective as of September 22, 2003 (the “Grant Date”), as set forth above, but only on and subject to the terms and conditions set forth herein and in the Plan. This Award is being granted in consideration for the Grantee tendering for cancellation certain previously granted options to purchase shares of Common Stock (the “Tendered Options”) and agreeing to abide by the terms and conditions under this Award. Unless otherwise defined in this Award, capitalized terms used in this Award shall have the meanings assigned to them in the Plan.

TERMS AND CONDITIONS OF AWARD

1. EFFECT OF THE PLAN. The Awarded Shares granted to Grantee are subject to all the provisions of the Plan and of this Award, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and this Award shall be subject, without further action by the Company or Grantee, to such amendment, modification, restatement or supplement.

2. GRANT. This Award shall evidence Grantee’s ownership of the Awarded Shares, and Grantee acknowledges that he or she will not receive a stock certificate representing the Awarded Shares unless and until the Awarded Shares vest as provided in this Award and all tax withholding obligations applicable to the Vested Awarded Shares (as defined below) have been satisfied. The Company’s transfer agent will hold the Awarded

Shares in custody for the Grantee in a book entry account until the Awarded Shares have vested in accordance with Section 3 of this Award. Upon vesting of the Awarded Shares, the Company shall, unless otherwise paid by the Grantee as described in Section 5.1 of this Award, withhold that number of Vested Awarded Shares necessary to satisfy any applicable tax withholding obligation of Grantee in accordance with the provisions of Section 5.1 of this Award, and thereafter instruct its transfer agent to deliver to Grantee all remaining Vested Awarded Shares. The Awarded Shares are being granted in consideration for the tender and cancellation of the Tendered Options and for Grantee’s agreement to abide by the terms and conditions of this Award. No additional consideration is required to be paid by Grantee; however, Grantee agrees that the Awarded Shares shall be subject to all the terms and conditions set forth in this Award and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 3.2 of this Award, the restrictions on transfer set forth in Section 3.3 of this Award and the satisfaction of the Required Withholding as set forth in Section 5 of this Award.

3. AWARDED SHARES.

3.1 VESTING SCHEDULE; SERVICE REQUIREMENT. Except as provided otherwise in any written agreement between Grantee and the Company or in Section 3.2 of this Award, the Awarded Shares shall vest if Grantee’s Employment (as defined below) is not terminated during the period commencing with the Grant Date and ending with the applicable date that such portion of the Awarded Shares vests (each, a “Vesting Date”). Awarded Shares that have vested pursuant to this Award are referred to herein as “Vested Awarded Shares,” and Awarded Shares that have not yet vested pursuant to this Award are referred to herein as “Unvested Awarded Shares.” If Grantee’s Employment does not terminate prior to an applicable Vesting Date, thirty-three and one-third percent (33 1/3%) of the Awarded Shares will vest on September 22, 2004; an additional thirty-three and one-third percent (33 1/3%) of the Awarded Shares will vest on September 22, 2005; and the remaining thirty-three and one-third percent (33 1/3%) of the Awarded Shares will vest on September 22, 2006. As used herein, “Employment” means the salaried employment of the Grantee by the Company or one of its Subsidiaries; the transfer of the Grantee’s salaried employment from the Company to one of its Subsidiaries or from one Subsidiary of the Company to the Company or another of its Subsidiaries will not constitute a termination of the Grantee’s Employment for purposes of this Section 3.

If an installment of the vesting would result in a fractional Vested Awarded Share, that installment will be rounded to the next higher or lower Awarded Share, as determined by the Company, except for the final installment, which will be for the balance of the Awarded Shares.

3.2 CONDITIONS OF FORFEITURE. Except as provided otherwise in any written agreement between Grantee and the Company, if Grantee’s Employment is terminated for any or no reason (other than due to Grantee’s death), including but not limited to Grantee’s voluntary resignation or termination by the Company with or without cause, all Unvested Awarded Shares shall, without further action of any kind by the Company or Grantee, be forfeited. If Grantee’s Employment is terminated due to Grantee’s death, all Unvested Awarded Shares shall automatically vest as of the date of Grantee’s death.

Unvested Awarded Shares that are forfeited shall be deemed to be immediately transferred to the Company without any payment by the Company or action by the Grantee, and the Company shall have the full right to cancel any evidence of Grantee’s ownership of such forfeited Unvested Awarded Shares and to take any other action necessary to demonstrate that Grantee no longer owns such forfeited Unvested Awarded Shares. Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Unvested Awarded Shares. By acceptance of this Award, Grantee irrevocably grants to the Company a power of attorney to transfer Unvested Awarded Shares that are forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer. The provisions of this Award regarding transfers of Unvested Awarded Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.

3.3 NON-TRANSFERABILITY. This Award may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that this Award may be transferred by will or by the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Except as otherwise determined by the Committee, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any Unvested

Awarded Shares (each, a “transfer”). Any such transfer by Grantee in violation of this Section 3.3 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Awarded Shares.

4. DIVIDEND AND VOTING RIGHTS. Subject to the restrictions contained in this Award, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Awarded Shares, including Unvested Awarded Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the date hereof. In the event of forfeiture of Unvested Awarded Shares, Grantee shall have no further rights with respect to such Unvested Awarded Shares. However, the forfeiture of the Unvested Awarded Shares pursuant to Section 3.2 hereof shall not create any obligation to repay cash dividends received as to such Unvested Awarded Shares, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Unvested Awarded Shares prior to forfeiture.

5. TAX MATTERS.

5.1 The Company’s obligation to deliver Awarded Shares to Grantee on the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (“Required Withholding”). If the Company has not received from Grantee a certified check or money order for the full amount of the Required Withholding by 5:00 P.M. Central Daylight Time on the date Awarded Shares become Vested Awarded Shares, the Company shall withhold from the Vested Awarded Shares that otherwise would have been delivered to the Grantee a number of Vested Awarded Shares necessary to satisfy the Grantee’s Required Withholding obligations, and deliver the remaining Vested Awarded Shares to the Grantee. The number of Vested Awarded Shares to be withheld by the Company, if applicable, to satisfy Grantee’s Required Withholding obligations shall be based on the Fair Market Value of the Vested Awarded Shares on the last business day prior to the applicable Vesting Date. The obligations of the Company under this Award will be conditioned on such satisfaction of the Required Withholding.

5.2 Grantee acknowledges that the tax consequences associated with this Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state and local tax consequences of this Award. Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this Award.

5.3 For U.S. resident grantees, Grantee understands further that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the fair market value of the Awarded Shares as of the Vesting Date. Grantee also understands that any Grantee who is a U.S. citizen may elect to be taxed at Grant Date rather than at the time the Awarded Shares vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service and by providing a copy of the election to the Company. GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(b) OF THE CODE; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (AND A COPY OF THE ELECTION GIVEN TO THE COMPANY) WITHIN 30 DAYS OF THE GRANT OF AWARDED SHARES TO GRANTEE; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.

6. GOVERNING LAW. This Award shall be construed, interpreted and enforced in accordance with the laws of the State of Texas without regard to any applicable conflicts of laws provisions that would result in the application of the laws of any other jurisdiction.

7. PROVISIONS OF THE PLAN. This Award is subject to the provisions of the Plan, a copy of which is available from the Company.

8. NO RIGHT TO EMPLOYMENT OR OTHER STATUS. This Award shall not be construed as giving Grantee the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with Grantee, free from any liability or claim under this Award or the Plan, except as expressly provided in this Award.

9. NATURE OF PAYMENTS. Any and all grants or deliveries of Awarded Shares hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.

10. BINDING EFFECT. This Award shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Award.

11. SEVERABILITY. The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award, and each other provision of this Award shall be severable and enforceable to the extent permitted by applicable law.

12. AMENDMENT; WAIVER; MISCELLANEOUS. This Award may be amended or modified only by means of a written document or documents signed by the Company and Grantee. Any provision for the benefit of the Company contained in this Award may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

13. ENTIRE AGREEMENT. This Award and the Plan embody the entire agreement of the parties hereto with respect to the Awarded Shares and all other matters contained herein.

IN WITNESS WHEREOF, this Award has been executed as of the Grant Date.

U.S. CONCRETE, INC.

By:
Eugene P. Martineau President and Chief Executive Officer

SCHEDULE C

to the Offer to Exchange

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of August 19, 2003, information with respect to the beneficial ownership of our common stock by (1) each of our directors and executive officers and (2) all our directors and executive officers as a group. Percentages of shares beneficially owned are based on 28,274,426 shares of common stock outstanding as of that date, plus for each person named below any shares of common stock that may be acquired by such person within 60 days of such date on exercise of outstanding options or other rights.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Thomas J. Albanese (1)	1,396,204	4.93%
William T. Albanese (2)	1,396,474	4.93
John R. Colson (3)	52,308		*
Vincent D. Foster (4)	585,493	2.06
Michael W. Harlan (5)	500,314	1.75
Eugene P. Martineau (6)	784,940	2.74
Michael D. Mitschele (7)	441,029	1.56
T. William Porter (8)	24,206		*
Mary P. Ricciardello (9)	1,669		*
Murray S. Simpson (10)	90,353		*
Robert S. Walker (11)	2,249,338	7.95
Donald C. Wayne (12)	95,007		*
Richard A. Williams (13)	37,459		*
All directors and executive officers as a group (13 individuals) (14)	7,654,824	26.12

*	Less than 1%.
(1)	Includes 37,500 shares of common stock which Mr. Albanese has the right to acquire within 60 days on the exercise of stock options and 1,358,704 shares deemed beneficially owned by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust.
(2)	Includes 37,500 shares of common stock which Mr. Albanese has the right to acquire within 60 days on the exercise of stock options and 1,358,974 shares deemed beneficially owned by Mr. Albanese as co-trustee of the William T. Albanese 1981 Trust and as manager of WTA Investments, LLC.
(3)	Includes 25,000 shares of common stock which Mr. Colson has the right to acquire within 60 days on the exercise of stock options.
(4)	Includes 100,000 shares of common stock which Mr. Foster has the right to acquire within 60 days on the exercise of stock options and 300 shares deemed beneficially owned by Mr. Foster as custodian under the Texas Uniform Gifts to Minors Act.
(5)	Includes 277,500 shares of common stock which Mr. Harlan has the right to acquire within 60 days on the exercise of stock options, 50,000 shares Mr. Harlan owns as trustee of the Michael and Bonnie Harlan 1996 Trust and 42,219 restricted shares.
(6)	Includes 367,500 shares of common stock which Mr. Martineau has the right to acquire within 60 days on the exercise of stock options and 55,432 restricted shares.

C-1

(7)	Includes 12,500 shares of common stock which Mr. Mitschele has the right to acquire within 60 days on the exercise of stock options.
(8)	Includes 12,206 shares of common stock which Mr. Porter has the right to acquire within 60 days on the exercise of stock options.
(9)	Includes 1,699 shares of common stock which Ms. Ricciardello has the right to acquire within 60 days on the exercise of stock options.
(10)	Includes 25,000 shares of common stock which Mr. Simpson has the right to acquire within 60 days on the exercise of stock options, 34,762 shares deemed beneficially owned by Mr. Simpson as trustee of the Murray S. Simpson 1990 Trust and 30,591 shares owned by the Cora S. Simpson 1990 Trust of which Mr. Simpson’s wife serves as trustee. Mr. Simpson disclaims beneficial ownership of the 30,591 shares the Cora S. Simpson 1990 Trust owns.
(11)	Includes 10,000 shares of common stock which Mr. Walker has the right to acquire within 60 days on the exercise of stock options and 2,239,338 shares deemed beneficially owned by Mr. Walker as co-trustee of the Walker Family Trust and as general partner of Karob, L.P.
(12)	Includes 87,500 shares of common stock which Mr. Wayne has the right to acquire within 60 days on the exercise of stock options.
(13)	Includes 36,376 shares of common stock which Mr. Williams has the right to acquire within 60 days on the exercise of stock options.
(14)	Includes 1,030,281 shares of common stock which the directors and executive officers as a group have the right to acquire within 60 days on the exercise of stock options.

C-2

Offer to Exchange Certain Outstanding Options

of

U.S. Concrete, Inc.

Any questions or requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to:

The Stock Option Exchange Team

U.S. Concrete, Inc.

2925 Briarpark, Suite 500

Houston, Texas 77042

Telephone: 713-499-6210

Email: exchangeteam@us-concrete.com

August 22, 2003